May 20, 2004                                     For more information:
                                                 Susan Datz Edelman
FOR IMMEDIATE RELEASE                            Director, Stockholder Relations
                                                 (904) 346-1506
                                                 sedelman@steinmart.com


                STEIN MART, INC. REPORTS 1Q'04 FINANCIAL RESULTS

JACKSONVILLE, FL - Stein Mart, Inc. (Nasdaq: SMRT)  today   announced  financial
results for its first quarter ended May 1, 2004.

For the first quarter of 2004, the Company earned $11.5 million or $0.27 per share, as compared to net income of $1.5 million or $0.04 per share earned in the first quarter of 2003. Net sales for the first quarter were $363.6 million, a 10.8% increase over the $328.2 million in sales during the same period last year. Comparable store sales increased 11.8% from the first quarter of 2003 to the first quarter of 2004. Gross profit increased to $99.0 million, or 27.2% of net sales in the first quarter of 2004 compared to $83.2 million, or 25.4% of sales during the same period of 2003. Selling, general and administrative costs were $83.8 million or 23.1% of sales as compared to $83.7 million or 25.5% of sales during the prior year's first quarter.

"We were very pleased with the sales momentum which we sustained in the first quarter of 2004, and that our earnings reflect the productivity improvements put in place during the past several years," said Michael D. Fisher, president and chief executive officer of Stein Mart, Inc. "Our business was driven by both strong customer response to our full-priced spring fashion assortment as well as greater clearance efficiency as we took markdowns on seasonal merchandise."

The improvement in earnings was attributed to:
   o An 11.8 percent increase in comparable store sales, and a leveraging of SG&A expenses as a result of the higher sales volume,
   o An improvement in gross margin due to higher initial mark-up and better occupancy leverage, partially offset by an increase in markdowns, and
   o The closure of 16 underperforming stores during 2003 and four stores in the first quarter of 2004. Those stores had operating losses of $1.1 million in the first quarter of 2004 and $4.1 million in the first quarter of 2003.

Inventory
At the end of the first quarter of 2004, average store inventories decreased 8.6 percent from last year's levels. Management believes these lowered levels are appropriate to maintain the freshness of fashion merchandise. The Company will continue its policy of taking markdowns earlier and more assertively to maintain inventory that is current and compelling.

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Store Network
During the first quarter of 2004, Stein Mart opened one new store and closed four locations. One of those four locations (Green Bay, Wisconsin) as well as the two Albuquerque, New Mexico stores closed at the end of 2003 represent Stein Mart's exit from a market and are considered "discontinued operations" as required by SFAS 144. In the accompanying Statement of Operations for first quarter 2004, "discontinued operations" includes the Wisconsin store in 2004, and all three stores in the 2003 period.

At quarter-end, Stein Mart had 258 locations as compared to 270 at the same time last year. This morning, Stein Mart will open in Cherry Hill, New Jersey as an initial entry into the greater Philadelphia market. For the remainder of the year, Stein Mart expects to open 7-9 new stores, including two relocations. As previously announced, three more stores will close.

Promotional Strategy
The second quarter will be influenced by seasonal clearance activity, particularly in June and July. As it did following the Christmas selling season, the Company will begin in June to emphasize its "dot clearance" promotions within local newspapers, and scale back its branding campaign TV ads as well as its color newspaper inserts/mailers that were used heavily last year to deliver full-price coupons.

Second Quarter Earnings Guidance
Management now expects comparable store sales for the second quarter to increase 7-9 percent, which would produce earnings of approximately $0.06 to $0.09 per share.

Conference call
The Company will host a conference call with management to discuss these results at 10:30 a.m. Eastern Time today (May 20) and may be accessed by all interested parties at www.steinmart.com.

About Stein Mart
       Stein Mart's 259 stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with locations from California to New York, Stein Mart's focused assortment of merchandise features moderate to designer brand-name apparel for women, men and children, as well as accessories, gifts, linens and shoes.

SAFE HARBOR STATEMENT>>>>>>>Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of
1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart's actual results in future periods to differ materially from forecasted or expected results. Those risks include, but are not limited to, on-going competition from other retailers, availability of new store sites at acceptable lease terms, ability to successfully implement strategies to exit or improve under-performing stores, changing preferences in apparel, changes in consumer spending due to current events and/or general economic conditions, the effectiveness of new advertising, marketing and promotional strategies, adequate sources of merchandise at acceptable prices and the other risks and uncertainties described in the Company's filings with the Securities and Exchange Commission.

                                       ###

Additional information about Stein Mart, Inc. can be found at www.steinmart.com.

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


                                Stein Mart, Inc.
                                 Balance Sheets
                                 (In thousands)

                                                                   May 1,         January 31,        May 3,
                                                                    2004             2004             2003
                                                               --------------   --------------   --------------
ASSETS                                                           (Unaudited)                       (Unaudited)
Current assets:
Cash and cash equivalents                                          $ 43,904         $ 11,965         $ 17,052
Trade and other receivables                                           4,230            4,227            3,700
Inventories                                                         288,176          283,379          329,838
Prepaid expenses and other current assets                             6,658            6,227            5,783
                                                               --------------   --------------   --------------
     Total current assets                                           342,968          305,798          356,373

Property and equipment, net                                          76,242           76,934           86,133
Other assets                                                          9,602           10,297            7,755
                                                               --------------   --------------   --------------
     Total assets                                                  $428,812         $393,029         $450,261
                                                               ==============   ==============   ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable                                                   $ 97,402         $ 59,046         $ 96,802
Accrued liabilities                                                  63,680           60,715           52,945
Income taxes payable                                                  7,587             -                 907
Notes payable to banks                                                 -                -              56,300
                                                               --------------   --------------   --------------
     Total current liabilities                                      168,669          119,761          206,954

Notes payable to banks                                                 -              24,962             -
Other liabilities                                                    19,655           20,628           18,699
                                                               --------------   --------------   --------------
     Total liabilities                                              188,324          165,351          225,653

COMMITMENTS AND CONTINGENCIES
Stockholders' equity:
Preferred stock - $.01 par value; 1,000,000 shares
 authorized; no shares outstanding
Common stock - $.01 par value; 100,000,000 shares
 authorized; 42,059,262; 41,993,529 and 41,568,678
 shares issued and outstanding, respectively                            421              420              416
Paid-in capital                                                       4,461            3,196              509
Unearned compensation                                                  (280)            (309)            -
Retained earnings                                                   235,886          224,371          223,683
                                                               --------------   --------------   --------------
     Total stockholders' equity                                     240,488          227,678          224,608
                                                               --------------   --------------   --------------
     Total liabilities and stockholders' equity                    $428,812         $393,029         $450,261
                                                               ==============   ==============   ==============


                                Stein Mart, Inc.
                            Statements of Operations
                                   (Unaudited)
                     (In thousands except per share amounts)


                                                                   For The 13 Weeks Ended
                                                               -------------------------------
                                                                   May 1,           May 3,
                                                                    2004             2003
                                                               --------------   --------------
Net sales                                                          $363,608         $328,201

Cost of merchandise sold                                            264,563          244,981
                                                               --------------   --------------
Gross profit                                                         99,045           83,220

Selling, general and administrative expenses                         83,844           83,743

Other income, net                                                     3,634            3,624
                                                               --------------   --------------
Income from operations                                               18,835            3,101

Interest expense                                                         39              405
                                                               --------------   --------------
Income from continuing operations before income taxes                18,796            2,696

Provision for income taxes                                            7,142            1,025
                                                               --------------   --------------
Income from continuing operations                                    11,654            1,671

Loss from discontinued operations, net of tax benefit                  (139)            (158)
                                                               --------------   --------------
Net income                                                         $ 11,515         $  1,513
                                                               ==============   ==============

Basic income per share:
Continuing operations                                                $ 0.27           $ 0.04
Discontinued operations                                                 -                -
                                                               --------------   --------------
Total                                                                $ 0.27           $ 0.04
                                                               ==============   ==============

Diluted income per share:
Continuing operations                                                $ 0.27           $ 0.04
Discontinued operations                                                 -                -
                                                               --------------   --------------
Total                                                                $ 0.27           $ 0.04
                                                               ==============   ==============

Weighted-average shares outstanding - Basic                          42,000           41,587
                                                               ==============   ==============
Weighted-average shares outstanding -Diluted                         42,461           41,587
                                                               ==============   ==============

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